Exhibit 10.2

TRANSITION CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") dated as of November 1, 2022 (the “Effective Date”), is made by and between SQZ Biotechnologies Company, a Delaware corporation (the "Company"), and Howard Bernstein (the "Consultant").

The Company desires to engage the Consultant to perform consulting services on behalf of the Company and the Consultant desires to perform such services on the terms and conditions hereinafter set forth.

In consideration of the agreements set forth in this Agreement and intending to be legally bound by this Agreement the parties agree as follows:

1. Consulting Services. The Company hereby retains the Consultant and the Consultant hereby agrees to perform the consulting services described in Schedule A to this Agreement (the “Consulting Services”).

2. Compensation. The Company shall pay the Consultant a consulting fee as provided in Schedule A. The Company will reimburse the Consultant for such reasonable business expenses as are incurred by the Consultant in the performance of Consulting Services for the Company and pre-approved in writing by the Company.

3. Independent Contractor. In furnishing the Consulting Services, the Consultant understands that the Consultant will at all times be acting as an independent contractor of the Company and, as such, will not be an employee of the Company and will not by reason of this Agreement or by reason of the Consulting Services to the Company be entitled to participate in or to receive any benefit or right under any of the Company's employee benefit or welfare plans. The Consultant also will be responsible for paying all withholding and other taxes required by law to be paid as and when the same become due and payable. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

4. Term. This Agreement shall remain in effect through the one year anniversary of the Effective Date, unless amended by mutual written agreement of the parties, and further provided that both the Consultant and the Company may terminate this Agreement at any time due to the other party’s material breach of this Agreement which is not cured within thirty (30) days’ written notice to the non-breaching party describing such breach.

5. Confidential Information.

(a) While providing the Consulting Services to the Company and thereafter, the Consultant shall not, directly or indirectly, use any Confidential Information (as defined below) other than pursuant to Consultant’s provision of the Consulting Services by and for the benefit of the Company, or disclose to anyone outside of the Company any such Confidential Information. The term "Confidential Information" as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), written or oral, whether prepared, conceived or developed by a

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consultant or employee of the Company (including the Consultant) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company) and which is maintained in secrecy or confidence by the Company. Notwithstanding the foregoing, the term Confidential Information shall not apply to information which (i) the Company has voluntarily disclosed to the public without restriction or which has otherwise lawfully entered the public domain, (ii) becomes known to the Consultant through disclosure by sources other than the Company without such sources violating any confidentiality obligations to the Company or (iii) is independently developed by the Consultant without reference to or reliance upon the Company’s Confidential Information.

(b) The Consultant acknowledges that the Company from time to time has in its possession information (including product and development plans and specifications) which represent information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. The Consultant agrees that all such information shall be Confidential Information for purposes of this Agreement.

(c) The Consultant agrees that all originals and all copies of materials containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (whether by the Consultant or others), shall be the sole property of the Company.

6. Inventions.

(a) Certain inventions made by others. The Consultant will disclose to the Company technology and product opportunities which come to the attention of the Consultant that directly relate to the business of the Company (the “Business”), and any invention, improvement, discovery, process, formula or method or other intellectual property directly relating to the Business, whether or not patentable or copyrightable, and whether or not discovered or developed by Consultant.

(b) Inventions made by the Consultant. The Consultant agrees that all Confidential Information and all other discoveries, inventions, ideas, concepts, trademarks, service marks, logos, processes, products, formulas, computer programs or software, source codes, object codes, algorithms, machines, apparatuses, items of manufacture or composition of matter, or any new uses therefor or improvements thereon, or any new designs or modifications or configurations of any kind, or works of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable, conceived, developed, reduced to practice or otherwise made by the Consultant during the term of this Agreement, either alone or with others, and directly related to or arising out of: (i) the Business when made on or after the Effective Date; (ii) the Consulting Services; or (iii) Confidential Information of the Company, whether or not conceived, developed, reduced to practice or made on the Company’s premises (collectively “Inventions”), and any and all services and products which embody, emulate or employ any such Invention or Confidential Information shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks and reproduction rights to, and other proprietary rights in, each such Invention or Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to the Company without further compensation of any kind to Consultant. The Consultant agrees that all such Inventions shall constitute works made for hire under the copyright laws of the United States and hereby assigns and, to the extent any such assignment cannot be made at the present time, agrees to assign to the Company, without any additional consideration from the Company, any and all copyrights, patents and other proprietary rights Consultant may have in any such Invention, together with the right to file and/or own wholly without restrictions applications for United States and foreign patents, trademark registration and copyright registration and any patent, or trademark or copyright registration issuing thereon.

7. Consultant’s Obligation to Keep Records. Consultant shall make and maintain adequate and current written records of all Inventions, and shall disclose all Inventions promptly, fully and in writing to the Company immediately upon development of the same and at any time upon request.

8. Consultant’s Obligation to Cooperate. The Consultant will, at any time during or after the term of this Agreement, upon request of the Company, execute all documents and perform all lawful acts which the Company reasonably considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, the Consultant will: (i) assist the Company in any reasonable manner to obtain for the Company’s benefit patents or copyrights in any and all countries with respect to all Inventions assigned pursuant to Section 6, and the Consultant will execute, when requested, patent and other applications and assignments thereof to the Company and any other lawful documents reasonably deemed necessary by the Company to carry out the purposes of this Agreement; and (ii) assist the Company at reasonable times and places in every reasonable way to enforce any patents and copyrights obtained, including testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents reasonably deemed necessary by the Company. In the event that the Company makes a request for assistance pursuant to this Section and it would require Consultant more than one hour to reasonably perform such assistance, then the Company shall compensate Consultant for Consultant’s time at the rate per hour most recently in effect under this Agreement. The Company shall also reimburse the Consultant for reasonable out-of-pocket expenses incurred at the request of the Company pursuant to this Section. In regards to out-of-pocket expenditures for travel, based on the travel policy of the Client, good-faith efforts shall be made to avoid business or first-class travel whenever possible.

9. Return of Property. Upon termination of the Consultant’s engagement with the Company, or at any other time upon request of the Company, the Consultant shall return promptly any and all Confidential Information belonging to the Company or its customers which the Consultant may then possess or have under Consultant’s control. The Consultant further agrees that upon termination of Consultant’s engagement Consultant shall not take with Consultant any documents or data in any form or of any description containing or pertaining to Confidential Information or any Inventions. However, Consultant's obligations of confidentiality and restrictions on the use of Confidential Information disclosed by the Company, shall survive the termination of this Agreement (a) indefinitely with respect to any software source code or any information treated by the Company as a trade secret; and (b) otherwise, for a period of five (5) years from the date of disclosure.

10. Limits of Liability; Indemnification.

(a) Neither party shall have any liability under any provision of this Agreement for any incidental, consequential, punitive, multiple or other special damages. Except with respect to the Company’s liability set forth in Section 10(b), in no event shall a party’s aggregate liability to Company under this Agreement exceed the total of fifty percent (50%) all fees actually paid by Company to Consultant for the Services.

(b) The Company will defend, indemnify and hold the Consultant and (if/as applicable) its directors, managers, members, owners, officers, employees, contractors, agents, successors and assigns (each, a “Consultant Indemnified Party/ies”) harmless from and against any and all claims, liabilities, judgments, damages, suits, costs and expenses, including court costs and reasonable attorneys’ fees of any nature whatsoever (“Losses”), with respect to, arising out of, or in connection with (a) any breach of any provision of this Agreement or any agreement, representation or warranty made by the Company herein; (b) any act or omission of the Company; and/or (c) the Company’s failure to comply with applicable laws, policies and regulations.

11. Miscellaneous.

(a) Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

(b) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise. Notwithstanding the foregoing, the parties agree that Consultant may, upon notice to the Company, assign its rights and obligations under this Agreement to a corporation or limited liability company of which the Consultant is the majority owner, provided that all Services shall be rendered (on behalf of said entity) by the Consultant.

(c) Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto.

(d) No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e) Governing law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

(f) Survival; Validity. Notwithstanding the termination of the Consultant’s relationship with the Company (whether pursuant to Section 4 or otherwise), the Consultant’s covenants and obligations set forth in Sections 6, 7, 8, 9 and 10 shall remain in effect and be fully enforceable in accordance with the provisions thereof.

(g) Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

(h) Force Majeure. In the event either party shall be delayed or hindered in or prevented from the performance of any act required, hereunder by reason of strike, lockouts, labor troubles, inability to procure materials or services, failure of power, judicial orders or decrees, riots, insurrection, war, Acts of God, inclement weather, disease, epidemic, pandemic, quarantine, acts of government or other reason or cause beyond that party’s reasonable control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay.

The Company and the Consultant have caused this Agreement to be executed as of the date first written above.

SQZ BIOTECHNOLOGIES COMPANY

By:_/s/ Armon Sharei ________________
Name: Armon Sharei
Title: Chief Executive Officer

Date: September 2, 2022

CONSULTANT

/s/ Howard Bernstein
Name: Howard Bernstein

Date: September 2, 2022

Schedule A

Description of Services to be Rendered:

Consultant shall provide scientific, technical and manufacturing advisory services, including serving as an advisor and mentor for members of the R&D, Quality and Product Development teams, for the period commencing as of the Effective Date and terminating as of the one year anniversary of the Effective Date, unless amended by mutual written agreement of the parties, as reasonably requested by the Chief Executive Officer of the Company or the Chair of the R&D Committee of the Board of Directors. Services shall be rendered at times and dates mutually convenient to the parties as follows: (i) ten (10) hours per week from the Effective Date through December 31, 2022 (proportionately reduced in weeks in which the Company is closed for holidays or other reasons), and (ii) as mutually agreed thereafter during the term. Unless otherwise agreed, Services shall be compensated at a rate of Three Hundred Dollars ($300) per hour.

Compensation:

As provided herein and in the Separation Agreement between Howard Bernstein and the Company dated as of September 2, 2022.

Reimbursement Terms:

Consultant shall invoice the Company on a monthly basis for time and reasonable expenses incurred in performing the Services. The Company shall remit payment of all undisputed charges to Consultant within thirty (30) days of the Company’s receipt of each invoice.